EXHIBIT 10.18

EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS AGREEMENT (the "Agreement") is entered into and effective as of March 4, 2022 and amends and restates the agreement previously amended and restated on March 4, 2019 and originally effective on March 29, 2016 (the "Original Agreement") by and among Aspen ML LLC, an Oregon limited liability company ("Employer"), Thetis Asset Management LLC, a Delaware limited liability company ("Thetis Asset"), Thetis Real Estate Management LLC (“Thetis Real Estate” and together with Thetis Asset, “Thetis”), Great Ajax Corp., a Maryland corporation ("Ajax"), GAEA Real Estate Corp, a Maryland corporation (“GAEA”), and Gregory Funding LLC, an Oregon limited liability ("Gregory", and, collectively with Thetis and Ajax, the "Companies") and Mary Doyle ("Executive"), an individual.

WHEREAS, pursuant to a management agreement, Thetis Asset is the manager of Ajax and, pursuant to a separate management agreement, Thetis Real Estate is the manager of GAEA, both real estate investment trusts, and Gregory services the mortgage loans and other assets owned by Ajax and GAEA;

WHEREAS, Employer desires to continue to employ Executive to serve as the Chief Financial Officer of each of the Companies, on the terms and conditions set forth herein; and

WHEREAS, Executive desires to continue to be employed by Employer and to serve as the Chief Financial Officer of each of the Companies, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in this Agreement, the parties agree as follows:

1.Representations and Warranties.
Employer and the Companies represent and warrant that they are empowered to enter into this Agreement. Executive represents and warrants that she is not a party to any employment contract, bond, confidentiality, non -competition or other agreement, and is not otherwise bound by any other obligation that would violate or be in conflict with the terms and conditions of this Agreement or encumber her performance of duties assigned to her by Employer or the Companies. Executive further represents and warrants that she has not signed or committed to any employment or consultant duties or other obligations that would divert her full attention from the duties assigned to her by Employer or the Companies under this Agreement.

2.    Term of Employment.
Subject to earlier termination pursuant to the provisions of Section 8 of the Agreement, Executive's employment with Employer and service as Chief Financial Officer of the Companies under this Agreement shall continue from the effective date of this agreement on March 4, 2022 and, unless the parties agree in writing to extend the term of this Agreement, shall end on March 6, 2025 (the "Term"). Executive's employment may be terminated by Employer for cause at any time and without prior notice. Executive's employment may also be terminated by Employer without cause at any time and without prior notice; provided, however, that if Executive's employment is terminated without cause, Executive shall be entitled to receive certain specified benefits if Executive signs a release of claims on the termination of her employment in accordance with Section 8(d) of this Agreement. For purposes of this Agreement, "cause" shall be defined as set forth in Section 8(c) of this Agreement.

Executive is free to terminate her employment by resigning at any time, so long as she provides six (6) months' notice to Employer. Executive will not be entitled to any additional compensation if she resigns her employment, if she is terminated by Employer for cause or if her employment ends due to her death or disability.

3.    Employment and Duties.
During the Term, Executive shall be employed by Employer and shall serve as Chief Financial Officer of each of the Companies. Subject to the terms of this Agreement, during the Term, Executive shall devote substantially all of her productive time, ability, attention, energy, knowledge and skill solely and exclusively to performing her duties as Chief Financial Officer of the Companies. In Executive's capacity as Chief Financial Officer of Ajax, Executive will report to Ajax's Chief Executive Officer; in Executive's capacity as Chief Financial Officer of Thetis, Executive will report to Thetis' Manager; and in Executive's capacity as Chief Financial Officer of Gregory, Executive will report to Gregory's Chief Operating Officer. Executive's responsibilities shall include the normal responsibilities attendant to the Chief Financial Officer position, and such other responsibilities as reasonably assigned by Employer or the Companies. Executive shall provide the services contemplated by this Agreement primarily in Tigard, Oregon, and New York New York except for required business travel.

4.    Compensation.
a.    Annual Base Salary. In consideration for Executive's services during the Term, Executive shall receive a base salary $400,000 per annum (prorated for partial years of employment), to be paid in installments in accordance with Employer's payroll practices, from which Employer shall withhold and deduct all applicable federal and state income, social security, disability and other taxes as required by applicable laws. Employee’s salary will be increased $25,000 on March 4 of 2023 and 2024.

b.    Annual Bonus. Executive's target annual bonus opportunity for each fiscal year during the Term shall be $250,000. The amount of such bonus actually earned in any such year shall be based on metrics established by the Companies, including but not limited to the following: (i) success of audits, projects and assignments set out by each of Ajax's and Gaea’s board of directors, committees of the board of directors and management, Gregory's management committee and Thetis' manager; (ii) intrinsic value creation in the Companies; (iii) Executive's achievement of performance objectives reflected in the Companies' annual budgets; and (iv) total shareholder return of Ajax and Gaea as compared to total shareholder return of peers. The performance objectives and Executive's level of achievement of such objectives shall be determined by Employer. Executive must be employed by Employer at the time the bonuses are paid to receive the bonuses for the preceding fiscal year. To the extent earned, annual bonuses will be paid as soon as practicable after Employer calculates the amount earned, if any, for the preceding fiscal year but no later than March 15.

c.    Equity Awards. Executive will be eligible to participate in any equity plan or plans that may be adopted by one or more of the Companies during the Term, subject to the terms and conditions of the applicable equity plan(s) and award agreement(s).

d.    Source of Compensation. Other than any equity awards that may be provided to Executive by one or more of the Companies, all compensation paid to Executive pursuant to this Agreement shall be provided by Employer.

5.    Additional Benefits.
a.    Group Benefit Plans. Subject to limitations under applicable law and the terms and conditions of the applicable plans, Executive shall be entitled to participate in, and receive such benefits or rights as may be provided to employees of Employer under, any group employee benefit plans provided by Employer during the Term. Notwithstanding the foregoing, Employer reserves the right to amend, modify or terminate any employee benefit plan at any time.

b.    Business Expenses. Executive shall be entitled to reimbursement by Employer for such customary, ordinary and necessary business expenses as are incurred by her in the performance of her duties and activities under this Agreement. All expenses as described in this Subsection will be reimbursed only upon presentation by Executive of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of her duties and in accordance with Employer’s reimbursement policies.

c.    Vacation. Executive shall not accrue any vacation but shall be entitled to take reasonable time off as necessary and consistent with the needs of the business.

d.    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive, Employer, the Companies or any of their affiliates related to any contest or dispute between Executive and Employer, the Companies, or any of their affiliates with respect to this Agreement or Executive’s employment or services hereunder or any other agreement between Executive and Employer, the Companies, or any of their affiliates, by reason of the fact that Executive is or was a director or officer of Employer, the Companies or any affiliates thereof, or is or was serving at the request of Employer or the Companies as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Companies to the extent permitted under the Companies’ bylaws and/or operating agreements from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

6.    Outside Activities.
During the Term, Executive shall devote her entire productive time, ability and attention to the business of the Companies. Executive may serve on the board of trustees of up to three nonprofit organizations, provided that such service does not interfere with Executive’s performance of her duties to the Companies. Without limiting the foregoing, during the term of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity (i) engage in any business or devote her time and attention to any other entity that invests in, manages or services the asset classes in which Ajax intends to invest so long as either Ajax has on hand an average of $25 million in capital available for investment over the previous two fiscal quarters or the independent directors of Ajax determine that it has the ability to raise capital above its most recent book value, excluding any transactions that may be in existence on the date hereof; provided that the foregoing will not prevent being a holder of not more than 2% of the shares of a publicly listed company; or (ii) acquire any mortgage loans or residential investment properties that are within the investment mandate of Ajax without first offering those opportunities to Ajax.
7.    Non-Competition, Non-Solicitation and Proprietary Rights and Confidentiality Agreement.
As a condition of employment under this Agreement, Executive acknowledges that in connection with the execution of the Original Agreement, she had executed the “Non-Competition, Non-Solicitation, and Proprietary Rights and Confidentiality Agreement” on March 29, 2016 attached hereto as Exhibit 1, which shall remain effective and made a part hereof by this reference.
8.    Termination of Employment.
Executive’s employment with Employer may be terminated at any time and for any reason by either Employer or Executive, subject to the terms of this Agreement (including, without limitation, Section 2 and this Section 8).
a.    By Death. Executive's employment and the Term shall automatically end upon the death of Executive. Employer's and the Companies' total liability in such event shall be limited to payment of Executive's salary and benefits through the date of Executive's death and provision of any vested benefits, which will be provided in accordance with the terms and conditions of the plans or programs under which such vested benefits arise (the "Accrued Amounts"); however any unvested incentive awards will vest without restriction upon the employee’s death.

b.    By Disability. Employer reserves the right to terminate Executive's employment and the Term at any time due to Executive becoming disabled. For purposes of this Agreement, Executive shall be considered disabled if she is entitled to long-term disability benefits under the long -term disability plan or policy covering Executive (or, if she has not elected to participate in such plan or policy, if she would have been entitled to long -term disability benefits if she were a participant in the plan or policy covering similarly situated employees). Upon any termination of Executive's employment due to Executive becoming disabled, Employer's and the Companies' total liability shall be limited to the Accrued Amounts. however any unvested incentive awards will vest without restriction upon the employee’s disability.

c.    For Cause. Employer reserves the right to terminate Executive's employment and the Term at any time for cause. For purposes of this Agreement, the terms "cause" shall mean: (a) disqualifying conduct consisting of (i) Executive or any of the Companies (as a result of the acts or omissions of Executive) having materially breached its Operating Agreement, the management agreement between Thetis Asset and Ajax or the management agreement between Thetis Real Estate and GAEA, and failed to cure such breach (in the case of a breach that is susceptible to cure) within ten (10) days after receiving written notice of such breach; (ii) Executive or any of the Companies (as a result of the acts or omissions of Executive) being subject to (A) disciplinary action or disqualification by a regulator or self-regulatory organization or (B) an examination, investigation or other inquiry or proceeding by any governmental authority that, in the case of (A) or, if adversely determined, in the case of (B), is reasonably likely to impair any of the Company's ability to engage in its business; or (iii) Executive or any of the Companies (as a result of the acts or omissions of Executive) having committed a felony or other serious crime or violation of federal or state laws (including any crime of dishonesty or disloyalty); (b) actions that, knowingly and willfully taken by Executive, as determined by Employer or the Companies, caused or are reasonably likely to cause any of the Companies substantial public disgrace or disrepute or substantial economic harm; or (c) Executive's breach of this Agreement. Employer's and the Companies' total liability to Executive in the event of termination of Executive's employment for cause shall be limited to the Accrued Amounts.

d.    Without Cause. Employer reserves the right to terminate Executive's employment and the Term without cause at any time and for any reason whatsoever upon written notice to Executive. If Executive's employment is terminated by the Employer without cause (and not due to Executive's disability) during the Term, Executive shall receive the following:

(i)    the Accrued Amounts; and
(ii)    subject to the following sentence and section 8(g) of this Agreement, Employer shall pay Executive an amount equal to the sum of one (1) year of her annual base salary at the time of termination and (2) the target annual bonus amount, to be paid in a lump sum within sixty (60) days following the effective date of termination.

In return for the payment of the severance amount described in Subsection 8(d)(ii) of the Agreement, which Employer is not obligated to otherwise pay, Executive acknowledges that in connection with the execution of the Original Agreement she had executed a General Release and Covenant Not to Sue dated March 29, 2016 (the "General Release") which contains a Release of Claims against Executive by Employer, the Companies and their respective affiliates as attached hereto as Exhibit 2, whereby Executive has and will continue to waive and release any claims and all potential claims against Employer, the Companies and their respective affiliates and employees, directors, officers, agents and representatives arising out of or related to, her employment with Employer. Executive acknowledges that the General Release shall remain effective as a condition precedent to Employer's obligation to pay the severance amount described in Subsection 8(d)(ii) of the Agreement. The severance amount under Subsection 8(d)(ii) of the Agreement shall be paid no later than the 60th day following Executive's termination of employment; provided, however that if the sixty (60) period following

Executive's termination of employment spans calendar years, payment shall in all events be made in the latter calendar year.
e.    Resignation/Mutual Consent. Executive's employment and the Term shall be terminated upon Executive's resignation, subject to the provisions of Section 2 of the Agreement, or upon mutual written consent of Employer and Executive. Employer's and the Companies' total liability to Executive in the event of termination of employment under this Subsection 8(e) of the Agreement shall be limited to the Accrued Amounts.

f.    Resignation of Positions. Upon termination of employment for any reason whatsoever, Executive shall be deemed to have resigned from all offices and directorships then held with Employer and the Companies.

g.    Limitation on Severance Payments. The payment contemplated under Subsection 8(d)(ii) of the Agreement shall only be payable if Executive experiences a "separation from service," as that term is used in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). Whether a separation from service takes place is determined in accordance with the requirements of Internal Revenue Code Section 409A and related Treasury guidance and regulations based on the facts and circumstances surrounding the termination of Executive's employment and whether Employer and Executive intended for Executive to provide significant services following such termination. Executive's employment relationship will be treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six months, or if longer, so long as Executive's right to reemployment by Employer is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a separation from service will be deemed to have occurred as of the first date immediately following such six-month period.

h.    Restriction on Payment. Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a "specified employee" (as that term is used in Section 409A(a)(2)(B)(i) of the Code) on the date of Executive's separation from service, then, to the extent the payment (or any portion thereof) under Subsection 8(d)(ii) of the Agreement is considered "nonqualified deferred compensation" for purposes of Section 409A of the Code, such payment (or portion thereof) shall not be paid earlier than six (6) months after the date of such separation from service, but only to the extent necessary to avoid the imposition of tax on Executive under Section 409A of the Code. Any payments delayed by the operation of the immediately preceding sentence shall be paid to Executive in a lump sum on the six-month anniversary of Executive's separation from service or, if Executive dies within such six month period, within 30 days following the date of Executive's death.

9.    Prohibition of Assignment.
This Agreement is personal to Executive and she may not assign or delegate any of her rights or obligations hereunder without first obtaining the written consent of Employer; provided that in the event of Executive's death, any benefits payable under this Agreement shall be payable to Executive's spouse or beneficiary.

10.    Modification.
Any modification of this Agreement will be effective only if it is in writing and signed by the parties to be bound thereby.
11.    Confidentiality of Agreement.
Executive agrees that she shall not disclose to any persons or entities, other than members of her immediate family and her personal financial and legal advisors, the terms and conditions of this Agreement, except for salary information, or unless required to do so by a valid order or subpoena from a court or government agency of competent jurisdiction or pursuant to the requirements of the federal securities laws if so required by Employer.
12.    Entire Agreement.
This Agreement, including the Non-Competition, Non-Solicitation, and Proprietary Rights and Confidentiality Agreement attached hereto as Exhibit 1 and the General Release attached hereto as Exhibit 2, constitutes the entire agreement between Employer, the Companies and Executive, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with Executive in connection with the subject matter hereof, including the Original Agreement.
13.    Governing Law.
This Agreement and the rights and obligations hereunder shall be governed by the laws of Oregon, and Executive, the Companies and Employer specifically consent to the jurisdiction of the courts of Portland, Oregon over any action or arbitration arising out of or related to this Agreement.
14.    Severability.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.
15.    Waiver.
The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.
16.    Notices.
All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, when deposited in the United States mail, registered or certified, postage prepaid, or when delivered by reputable overnight courier service to Employer, addressed as follows:
To Employer:    13190 SW 68th Parkway
    Suite 200
Tigard, OR 97223

To Executive:    842 SW Broadway Drive
    Portland , OR 97201

or at such other addresses as either of said parties may from time to time in writing appoint pursuant to this Section.

17.    Compliance with Section 409A.
The intent of the parties is that payments and benefits under this Agreement comply with (or qualify for an exemption from) Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly , to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly . Specifically, it is intended that the severance payment contemplated by Section 8(d)(ii) of this Agreement qualify for the short-term deferral exemption under Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Executive shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(v), which requires that (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) the right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.
18.    Insurance.
Employer and each of the Companies, at its discretion, may apply for and procure in its own name and for its own benefit life and /or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and continue such insurance. Executive hereby represents that Executive has no reason to believe that Executive's life is not insurable at rates now prevailing for a healthy person of Executive's age.
19.    Executive’s Cooperation.
During Executive's employment and thereafter, Executive shall cooperate with Employer, the Companies and their respective affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by Employer or the Companies (including, without limitation, Executive being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer's request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer all pertinent information and turning over to Employer all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event Employer or the Companies require Executive's cooperation in accordance with this Section 19 of the Agreement after the termination of Executive's employment, Employer shall compensate Executive at the rate of $400 per hour and reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts).
20.    Tax Withholding.
All amounts paid or provided pursuant to this Agreement shall be subject to withholding and deduction for all applicable federal and state income, social security, disability and other taxes as required by applicable laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Mary Doyle
Mary Doyle

ASPEN ML LLC

By: /s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn
Title: Manager

GREAT AJAX CORP

By: /s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn
Title: Chairman and Chief Executive Officer

THETIS ASSET MANAGEMENT LLC

By: /s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn
Title: Manager

THETIS REAL ESTATE ASSET MANAGEMENT LLC

By: /s/ Lawrence Mendelsohn
Name: Lawrence Mendelsohn
Title: Manager

GREGORY FUNDING LLC

By: /s/ Russell Schaub
Name: Russell Schaub
Title: President

S-1                Employment Agreement

Exhibit 1
NON-COMPETITION, NON-SOLICITATION, AND PROPRIETARY RIGHTS
AND CONFIDENTIALITY AGREEMENT
[See Attachment]

Exhibit 1-1                Employment Agreement

Exhibit 2
GENERAL RELEASE AND COVENANT NOT TO SUE
[See Attachment]

Exhibit 2-1                Employment Agreement